Exhibit 10.2

September 11, 2015

Cleantech Europe II (A) LP

Cleantech Europe II (B) LP

c/o Zouk Ventures Limited

100 Brompton Road

London, SW3 1 ER

United Kingdom

Attention: Dominique Burgauer

RE:     Amendment No. 2 to Preferred Stock Subscription Agreement

Ladies and Gentlemen:

This Amendment No. 2 (this “Amendment”) is made to that certain Preferred Stock Subscription Agreement (as amended from time to time, the “Subscription Agreement”), dated as of September 25, 2012, by and among Lighting Science Group Corporation (the “Company”) Cleantech Europe II (A) LP (“Cleantech A”) and Cleantech Europe II (B) LP (“Cleantech B” and, together with Cleantech A, “Zouk”). This Amendment shall be effective with respect to Zouk upon execution by the Company and Zouk (the “Amendment Effective Date”).

In consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Interpretation. All capitalized terms used herein shall have the meanings assigned thereto in the Subscription Agreement, unless otherwise defined herein.

2.	Amendments to Subscription Agreement.

a.	Additional Definitions. The definition of “Amendment Effective Date” in Section 6(a) of the Subscription Agreement is hereby amended and restated in its entirety to read as follows:

“Amendment Effective Date” shall have the meaning set forth in Amendment No. 2 to this Agreement dated September 11, 2015.

b.	Redemption. Section 4(e)(i) of the Subscription Agreement is hereby amended and restated in its entirety to read as follows:

(e)     Redemption.

i.

Subject to this Section 4(e), Purchasers and the Fund shall have the right to require the Company to redeem (a “Redemption”) all or a portion of the Purchasers’ Purchased Shares for an amount in cash equal to the Redemption Repurchase Amount of such Purchased Shares submitted for redemption, as follows:

A.

In the event that (1) Pegasus exercises its option to purchase the Membership Interests (as defined in the Pegasus Call Option) and Purchasers sell any Purchased Shares to Pegasus or any of its Affiliates pursuant to the Equity Put Option or (2) Purchasers sell any Purchased Shares to Pegasus or any of its Affiliates pursuant to any other transaction whereby at least 12,250 of Purchasers’ Purchased Shares are sold to Pegasus or any of its Affiliates, then Purchasers and the Fund shall have the right at any time after the Subsequent Redemption Trigger Date to exercise their right to a Redemption; provided, however, in the event that any Purchaser (1) sells any Purchased Shares to Pegasus or any of its Affiliates pursuant to the Equity Put Option or (2) sells any Purchased Shares to Pegasus or any of its Affiliates pursuant to any other transaction whereby at least 12,250 of Purchasers’ Purchased Shares are sold to Pegasus or any of its Affiliates, then during the Executory Period for any such sale transaction, Purchaser will not exercise its Redemption right under this Agreement.

B.

In the event that Pegasus exercises its option to purchase the Membership Interests and Purchasers do not exercise their right to sell any Purchased Shares to Pegasus or any of its Affiliates pursuant to the Equity Put Option, then Purchasers and the Fund shall have (I) the right within ten (10) Business Days after the Initial Redemption Date to exercise its right to a Redemption and (II) the right at any time after the Subsequent Redemption Trigger Date to exercise its right to a Redemption.

C.

In the event that Pegasus does not exercise its option to purchase the Membership Interests on or prior to the Initial Redemption Trigger Date, then Purchasers and the Fund shall have the right within ten (10) Business Days after the Initial Redemption Trigger Date to exercise its right to a Redemption.

c.	Definitions. Section 6(a) of the Subscription Agreement is hereby amended to insert the following definition:

“Equity Put Option” shall mean that certain Equity Put Option, dated as of September 11, 2015, by and among LSGC Holdings III LLC and Purchasers.

“Executory Period” shall mean (i) with respect to a sale of Purchased Shares pursuant Section 4(e)(v)(A) of the Subscription Agreement, the period between the delivery of a Put Notice (as defined in the Equity Put Option) and the earlier of (A) the Closing Date (as defined in the Equity Put Option) and (B) termination of the proposed sale transaction for any reason other than a breach by the Purchasers and (ii) with respect to a sale of Purchased Shares pursuant Section 4(e)(v)(B) of the Subscription Agreement, the period between the execution and delivery by the Purchaser and Pegasus or any of its Affiliates of definitive documents for such sale transaction and the earlier of (A) the consummation of such sale transaction and (B) termination of the proposed sale transaction for any reason other than a breach by the Purchaser.

“Initial Redemption Trigger Date” shall mean March 27, 2017.

“Pegasus Call Option” shall mean that certain Membership Interest Purchase Option, dated as of September 11, 2015, by and between Riverwood Capital Partners, L.P. and the LSGC Holdings III LLC, RW LSG Holdings, LLC and RW LSG Management Holdings, LLC.

“Subsequent Redemption Trigger Date” shall mean September 27, 2018.

d.	Assignment. Section 6(g) of the Subscription Agreement is hereby amended and restated in its entirety to read as follows:

Benefit of Agreement, Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and Purchaser and their respective successors and assigns, heirs, executors and personal representative, as applicable. The foregoing notwithstanding, neither party shall have the right to assign any of its rights under this Agreement without the prior written consent of the other party, and for the avoidance of doubt, no transferee of the Purchased Shares shall have any rights under this Agreement. This Agreement is made solely for the benefit of the parties hereto and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 5 or as set forth above, and no other Person shall have any rights, interest or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

3.	Except as specifically amended herein, the Subscription Agreement shall continue in full force and effect in accordance with its original terms.

4.

This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Delivery of executed counterparts of this Amendment by telecopy or by e-mail transmission of an Adobe portable document file (also known as a “PDF” file) shall be effective as originals. This Amendment shall be governed by the internal laws of the State of New York.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the Amendment Effective Date.

COMPANY:

Lighting Science Group Corporation

By:	/s/ Ed Bednarcik
Name: Ed Bednarcik
Title: Chief Executive Officer

ZOUK:

Cleantech Europe II (a), L.P.
By: Zouk Captial LLP, its manager

By:	/s/ Samer Salty
Name: Samer Salty
Title: CEO

Cleantech Europe II (B), L.P.
By: Zouk Captial LLP, its manager

By:	/s/ Samer Salty
Name: Samer Salty
Title: CEO